Form 10-K, Exhibit 13
period 1997-12-31
STONE & WEBSTER INC
filed 1998-03-30
CIK 94601

EXHIBIT 13 (ii)

                 Stone & Webster, Incorporated And Subsidiaries
                Schedule II - Valuation And Qualifying Accounts

                     (All dollar amounts are in thousands.)



Col. A         Col. B                Col. C            Col. D         Col. E
-----------    ----------    ----------------------    ----------     ----------
                                   Additions
               Balance at    Charged to    Charged                    Balance at
               Beginning     Costs and     to Other                   End of
Description    of Period     Expenses      Accounts    Deductions     Period
-----------    ----------    ----------    --------    ----------     ----------
Allowance deducted from asset to which it applies:
 Allowance for doubtful accounts:
    Year ended December 31, 1997
                 $3,626        $5,878         $0       $2,815 (A)      $6,689

    Year ended December 31, 1996
                  3,767         1,280          0        1,421 (A)       3,626

    Year ended December 31, 1995
                  3,723           712          0          668 (A)       3,767

Note A - Uncollected receivables written off, net of recoveries