Form 10-K, Exhibit 13
period 1997-12-31
STONE & WEBSTER INC
filed 1998-03-30
CIK 94601

EXHIBIT 13 (iii)

                       Report Of Independent Accountants


To the Shareholders and Board of Directors of Stone & Webster, Incorporated:

We have audited the consolidated financial statements and the financial statement schedule of Stone & Webster, Incorporated and Subsidiaries listed in
Item 14 of the Form 10-K. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stone & Webster, Incorporated and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.




                                        /s/ Coopers & Lybrand L.L.P.


Boston, Massachusetts
February 12, 1998