Form 10-K405, Exhibit 13
period 1998-12-31
STONE & WEBSTER INC
filed 1999-03-26
CIK 94601

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

Allowance deducted from asset to which it applies:
Allowance for doubtful accounts:

Year ended December 31, 1998
                    $6,689       $1,276         $  -     $  798 (A)    $7,167

Year ended December 31, 1997
                    $3,626       $5,878         $  -     $2,815 (A)    $6,689

Year ended December 31, 1996
                    $3,767       $1,280         $  -     $1,421 (A)    $3,626

Note A - Uncollected receivables written off, net of recoveries