Form 10-K405, Exhibit 13
period 1998-12-31
STONE & WEBSTER INC
filed 1999-03-26
CIK 94601

EXHIBIT 13 (iii)

                      Report of Independent Accountants on
                          Financial Statement Schedule




To the Board of Directors of Stone & Webster, Incorporated:

Our audits of the consolidated financial statements referred to in our report dated February 12, 1999 appearing in the 1998 Annual Report to Shareholders of Stone & Webster, Incorporated (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K) also included an audit of the financial statement schedule listed in Item 14(a)(1)(ii) of this Form 10-K. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


                                  /s/  PricewaterhouseCoopers LLP

Boston, Massachusetts
February 12, 1999